CMA Muni-State Municipal Series Trust
Series Number: 12
File Number: 811-5011
CIK Number: 810598
CMA North Carolina Municipal Money Fund
For the Period Ending: 03/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/23/2001	$ 12,900	North Carolina Medical Care	5.00%	06/01/2030
05/21/2001	3,000	North Carolina Medical Care	5.00	06/01/2030
06/07/2001	10,100	University North Carolina Chapel Hill	5.00	02/15/2031
06/22/2001	2,400	University North Carolina Chapel Hill	5.00	02/15/2031
08/10/2001	4,000	Puerto Rico Comwlth	2.95	12/01/2015
11/06/2001	8,200	University North Carolina Chapel Hill	5.00	02/15/2031
11/21/2001	1,090	University North Carolina Chapel Hill	5.00	02/15/2031
11/27/2001	5,000	University North Carolina Chapel Hill	5.00	02/15/2031
11/29/2001	17,610	University North Carolina Chapel Hill	5.00	02/15/2031
01/15/2002	6,000	Puerto Rico Comwlth	2.95	12/01/2015
01/16/2002	12,710	University North Carolina Chapel Hill	5.00	02/15/2031
02/01/2002	4,000	University North Carolina Chapel Hill	5.00	02/15/2031
02/15/2002	5,000	Puerto Rico Comwlth	2.95	12/01/2015
02/26/2002	2,300	University North Carolina Chapel Hill	5.00	02/15/2031
02/27/2002	2,900	University North Carolina Chapel Hill	5.00	02/15/2031
03/27/2002	6,800	Puerto Rico Comwlth	2.95	12/01/2015

Last Updated on 05/29/2002
By Win95 User